Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated as of July 5, 2011, is by and between:

(i) LeCroy Corporation (“Buyer”), a Delaware corporation; and

(ii) Eric Bogatin and Susan M. Bogatin (each a “Seller,” and collectively the “Sellers”), each of whom is an individual.

Sellers own and wish to sell to Buyer, and Buyer wishes to purchase from Sellers, 100% of the outstanding membership interests of Bogatin Enterprises, L.L.C. (the “Company”), a Kansas limited liability company.

The parties hereby agree as follows:

ARTICLE 1.

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1. Sale and Purchase of Membership Interests. On the terms and subject to the conditions set forth herein, on the Closing Date Sellers will sell to Buyer, and Buyer will purchase from Sellers, 100% of the outstanding membership interests of the Company (the “Purchased Interests”).

1.2. Purchase Price. The aggregate purchase price for the Purchased Interests (the “Purchase Price”) will consist of (i) an aggregate of $650,000 in cash, payable pursuant to Section 2.2(b); plus (ii) shares of Buyer’s common stock (“Buyer Common Stock”) having an aggregate value of $500,000, calculated and issuable pursuant to Section 2.2(c); plus (iii) any Earn-Out Payment to which Sellers may become entitled pursuant to Section 2.3.

ARTICLE 2.

CLOSING

2.1. Closing Date. The closing of the transactions provided for herein (the “Closing”) will take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110 at 10:00 A.M. local time on July 5, 2011, or at such other place, time, or date as the parties may mutually agree to in writing, such date being referred to herein as the “Closing Date”) and will be effective as of 12:01 A.M. (New York time) on the Closing Date.

2.2. Closing and Pre-Closing Deliveries. Simultaneously with the execution and delivery of this Agreement, each of Sellers will deliver to Buyer a duly completed and executed IRS Form W-9. At least two business days prior to the Closing Date, the Sellers will deliver to the Buyer wire-instructions for use in making the cash payment referred to in Section 2.2(b) hereof.

At the Closing:

(a) Sellers will deliver to Buyer instruments of transfer in form and substance reasonably satisfactory to Buyer, conveying the Purchased Interests to Buyer or its designee free and clear of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (“Lien”) or restriction on transfer (other than any restrictions under the Securities Act and applicable state securities laws).

(b) Buyer will pay Sellers an aggregate of $650,000 in cash by wire-transfer of immediately available cash funds to an account or accounts designated by Sellers.

(c) Buyer will issue to the transfer agent for Buyer Common Stock irrevocable instructions to issue to Sellers (as joint tenants with rights of survivorship) a number of shares of Buyer Common Stock equal to the quotient of (i) $500,000, divided by (ii) the average closing prices for a share of Buyer Common Stock on the five business days immediately preceding the Closing Date.

(d) Sellers will cause the Company to execute and deliver an instrument of assignment, in form reasonably satisfactory to Buyer, by which the Company will assign to Sellers all accounts receivable of the Company accrued (or that should be accrued) in accordance with accrual-based generally accepted accounting principles, consistently applied as of the close of business on the business day immediately preceding the Closing (the “Assigned Receivables”).

(e) Sellers will execute and deliver an assumption agreement, in form reasonably satisfactory to Buyer, by which Sellers will assume and agree to pay, perform, and discharge, when and as due, all of the liabilities of the Company accrued (or that should be accrued) in accordance with accrual-basis generally accepted accounting principles as of the close of business on the business day immediately preceding the Closing (the “Assumed Payables”).

(f) Sellers will deliver to Buyer (i) properly executed certificates from the Company and each Seller, in form and substance satisfactory to Buyer, that comply with the requirements of Treasury Regulations Section 1.1445-2(b)(2), and (ii) a properly executed IRS Form 8023 and such other forms as Buyer determines are necessary to make an effective 338(h)(10) Election with respect to the Company for federal and all applicable state and local income tax purposes.

(g) The Company and Eric Bogatin will execute and deliver an Employment Agreement substantially in the form attached hereto as Exhibit A (the “Employment Agreement”).

(h) Sellers will deliver to Buyer a copy (on appropriate media in electronic form) of the Company’s customer list, which Sellers hereby represent and warrant contains information with respect to approximately 9,000 members and approximately 1,000 unique customers of the Company.

(i) Buyer and Sellers will each execute and deliver to the other such other certificates, instruments, and other documents, as are required pursuant to the specific terms of this Agreement or as the other may reasonably request to effect and confirm the transactions contemplated by this Agreement.

Buyer and Sellers acknowledge and agree that the assets of the Company as of Closing shall not include the cash or cash equivalents in the Company’s possession as of the day prior to the Closing Date, and that, at or prior to Closing, Sellers shall be entitled to cause the Company to disburse to themselves the cash or cash equivalents of the Company existing as of the day prior to the Closing Date.

2.3. Earn-Out Payment.

(a) In addition to the cash and shares of Buyer Common Stock to be paid and issued to Sellers at the Closing, Buyer will pay Sellers additional consideration (the “Earn-Out Payment”) if the Company achieves at least $600,000 of Net Sales in each of the calendar years 2011 and 2012, and at least $750,000 of Net Sales in the calendar year 2013.

The Earn-Out Payment will be $175,000 only if the Company achieves $750,000 of Net Sales in the calendar year 2013, and will be $350,000 only if the Company achieves $1,000,000 or greater of Net Sales in the calendar year 2013. The Earn-Out Payment will be a pro-rated amount between $175,000 and $350,000 if the Company achieves more than $750,000 but less than $1,000,000 of Net Sales in the calendar year 2013. In no event will the Earn-Out Payment be more than $350,000.

For purposes of this Agreement, “Net Sales” means the amount actually invoiced by the Company with respect to the sale, lease, or rental of the Company’s products or services to third parties (for the avoidance of doubt, excluding products and services of Buyer and its other subsidiaries developed or acquired products, but including any Company products or services actually invoiced by the Company but presented by other Buyer employees or agents to third parties), after deducting the following amounts (but only to the extent the invoiced amount had included such amounts, except that bad debts need not have been invoiced) all calculated in accordance with accrual-based generally accepted accounting principles, consistently applied: (i) trade and/or quantity discounts, if any, allowed and taken; (ii) credits or allowances, if any, given or made on account of the returns of products or services, (iii) reductions in invoiced prices approved by the Company or Buyer; (iii) sales and other taxes and duties (excluding income taxes on sales revenue); (iv) transportation; (v) insurance; and (vi) bad debts. Net Sales will include only sales (A) for which the Company received payment in case prior to the Closing Date (as shown on the statement of revenues and expenses included in the Closing Date Financial Statements), (B) invoiced prior to the Closing Date and listed on a schedule of accounts receivable that will be agreed upon and initialed by Sellers and Buyer at the Closing, and (C) for which the Company first issues an invoice on or after the Closing Date; for the avoidance of doubt, Net Sales will not include any sales for which invoices have been issued, but not collected, prior to the Closing Date, except those referred to in the preceding clause “(B).”

(b) The Earn-Out Payment, if earned, will be paid to Sellers by February 15, 2014, in the form of cash and/or shares of Buyer Common Stock, as Buyer may elect in its sole discretion, and will be accompanied by a statement explaining in reasonable detail the calculation of the amount of the Earn-Out Payment. Any shares of Buyer Common Stock issued as part of the Earn-Out Payment will be valued based on the average closing prices of a share of Buyer Common Stock on the five business days immediately preceding December 31, 2013.

(c) From the Closing Date through December 31, 2013, the parties agree that the Company will (i) devote reasonable resources as previously forecasted by Sellers to Buyer to the development, sale, marketing, and distribution of the Company’s products and services and (ii) use commercially reasonable efforts in good faith to achieve Net Sales sufficient to earn Sellers the maximum Earn-Out Payment; provided, however, that all of the Company’s products and services will be subject to reasonable pricing at reasonable gross margins as determined by Buyer and consistent with the Company’s past practices and the financial forecasts provided to Buyer by Sellers and the Company. Notwithstanding anything to the contrary, should Buyer and Eric Bogatin agree that strategic planning results in either the redirection of the business focus of the Company or the responsibilities of Eric Bogatin, Buyer and Sellers will renegotiate in good faith the criteria for the Earn-Out Payment to base such criteria on relevant and material goals. Buyer agrees that from and after the date hereof until after December 31, 2013, it will not establish any new separate or independent groups within its corporate structure or group to compete with the Company in the Restricted Business (as defined in Section 5.5(b)) or to divert from the Company business opportunities or revenue from the Restricted Business.

2.4. Required Withholding. Buyer will be entitled to deduct and withhold from any amount payable to Sellers pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) or under any provision of state, local or foreign Tax law or under any other law. To the extent any such amounts are so deducted or withheld, they will be treated for all purposes under this Agreement as having been paid to Sellers.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant as follows.

For purposes of this Agreement, references to Sellers’ “knowledge” mean the knowledge of Sellers themselves and of any other officers, directors, or similar personnel of the Company, which they would reasonably be expected to have after making appropriate inquiries and reasonable investigation of the facts and circumstances (regardless of whether such inquiries and investigation have actually been made).

3.1. Organization and Standing. The Company (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kansas; (b) has all necessary power and authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own, lease or use; and (c) is not required to be qualified as a foreign entity in any jurisdiction. Sellers have delivered to Buyer complete and correct copies of the Company’s articles of organization and limited liability company agreement, in each case, as amended and in effect.

3.2. Authority. Each of Sellers has all requisite power and authority to execute and deliver this Agreement and to perform his or her respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Sellers and constitutes their legal, valid and binding obligation, enforceable against each Seller in accordance with its terms.

3.3. No Violation of law and Agreements. The execution and delivery by Sellers of this Agreement and their performance of their obligations hereunder does not and will not:

(a) violate or conflict with any provision of the articles of organization or limited liability company agreement of the Company, in each case, as amended and in effect;

(b) except as set forth under Section 3.3(b) of the attached disclosure schedule (the “Disclosure Schedule”), (1) violate any provision of law relating to such Seller or the Company; (2) violate any provision of any order, arbitration award, judgment, or decree to which such Seller or the Company is subject; or (3) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to, or from any governmental authority; or

(c) except as set forth under Section 3.3(c) of the Disclosure Schedule, (1) require a consent, approval or waiver from, or notice to, any party to a contract, agreement or commitment to which such Seller or the Company is subject or a party; or (2) conflict with, result in any breach or creation of a Lien, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any provision of a contract, indenture, mortgage, lease, note, or other agreement to which such Seller or the Company is subject or is a party.

3.4. Capitalization.

(a) The Purchased Interests represent all of the outstanding membership interests in the Company and are owned, both of record and beneficially, by Sellers.

(b) All of the Purchased Interests are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and were not issued in violation of any preemptive rights or rights of first refusal or similar rights. No preemptive rights or rights of first refusal or similar rights exist with respect to any of the Purchased Interests and no such rights will arise by virtue of or in connection with the transactions contemplated by this Agreement. There are no outstanding (i) securities convertible into or exchangeable for any membership interests or other equity securities or ownership interests in the Company; (ii) options, warrants or other rights to purchase or otherwise acquire (whether from the Company or any Seller or otherwise) any membership interests or other equity securities or ownership interests in the Company; or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance or transfer of any membership interests or other equity securities or ownership interests in the Company.

3.5. Financial Statements. Sellers have delivered to Buyer the following financial statements (collectively, the “Financial Statements”), which are attached to Section 3.5 of the Disclosure Schedule: The statements of assets, liabilities, and members’ equity, and the related statements of revenues and expenses and multi-period statements of revenues and expenses, of the Company for the years ended December 31, 2008, 2009, and 2010, together with the compilation reports of the Company’s accountants with respect thereto; and the statements of assets, liabilities, and members’ equity, and the related statements of revenues and expenses, of the Company for the period beginning January 1, 2011, and ending on the day immediately preceding the Closing Date (the “Closing Date Financial Statements”). The Financial Statements (x) have been prepared in accordance with the income tax basis of accounting, consistently applied, other than (i) with respect to interim financial statements prepared as of or for periods ending on a date other than a year-end, the absence of normal year end adjustments, and

(ii) with respect to all financial statements, the absence of footnotes; and (y) fairly reflect in accordance with the income tax basis of accounting, consistently applied, the financial position of the Company as of the respective dates thereof and its results of its operations, changes in members’ equity, and cash flows for the periods covered thereby.

3.6. No Undisclosed Liabilities. The Company has no liabilities, debts or obligations (whether absolute, accrued, contingent, matured, unmatured or otherwise), other than (a) those that are disclosed or reserved against on its Most Recent Balance Sheet; (b) contractual obligations (and not tort or other non-contractual obligations) incurred in the ordinary course of business since the date of its Most Recent Balance Sheet; and (c) those that are disclosed in the Disclosure Schedule.

3.7. Absence of Certain Changes. Since the date of the Most Recent Balance Sheet, (a) the business of the Company has been conducted in the ordinary course consistent with past practice, (b) there has not been any material adverse change in the business, assets, liabilities, operations, prospects, financial condition, or financial results of the Company, and (c) the Company has not taken any action or agreed to take any action that, if taken after the date hereof without the consent of Buyer, would constitute a breach of Section 5.1 or 5.2 hereof.

3.8. Compliance with Laws. The Company is now and has at all times been in compliance in all material respects with all material laws, including laws with respect to employment and employee benefits. The Company is not now and has never been charged or threatened with a charge of material violation, or, to Sellers’ knowledge, under investigation with respect to a possible material violation, of any provision of any laws. The Company has all permits, licenses, franchises, and other authorizations of, from, or by any governmental authority that are required in connection with its business and operations (which are listed Section 3.8 of the Disclosure Schedule) and is in compliance therewith in all material respects.

3.9. Taxes.

(a) From the date of its formation until December 31, 2006, the Company was classified for federal income tax purposes either as a partnership or as an entity disregarded as separate from its owner(s). The Company has made a valid election pursuant to Section 1362 of the Code to be treated as an “S corporation” pursuant to Subchapter S of the Code commencing January 1, 2007 for income tax purposes only, and the Company and its affiliates have not since that date taken any position on any Tax Return or otherwise that is inconsistent with the Company’s status as an “S corporation.” The Company has been an “S corporation” within the meaning of Section 1361(a)(1) of the Code for federal income tax purposes only at all times since January 1, 2007. The Company will continue to qualify as an “S corporation” for federal income tax purposes only within the meaning of Section 1361(a)(1) of the Code up to the Closing. The Company has no potential liability for any federal or state income Taxes as a result of the transactions contemplated by this Agreement (including without limitation as a result of the 338(h)(10) Election or the assignment to Sellers of the Assigned Receivables). The Company has not on or since January 1, 2007, acquired assets in a transaction in which the tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis for the acquired assets (or any other property) in the hands of the transferor.

(b) The Company has timely filed all Tax Returns required to have been filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the most recent Financial Statements in an amount that exceeds the corresponding reserve therefor reflected in the most recent Financial Statements, and any Taxes of the Company arising after such date and on or before the Closing Date have been or will be incurred in the ordinary course of the business of the Company. The Company has delivered or made available to Buyer true, correct and complete copies of all Tax Returns filed by or with respect to it with respect to Taxable periods ended on or after December 31, 2005, and has delivered or made available to Buyer all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed or assessed against or agreed to by the Company.

(c) No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax authority against the Company.

(d) There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company. There are no liens for Taxes on the Purchased Interests.

(e) The Company has not consented to extend the time in which any Tax may be assessed or collected by any Tax authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(f) The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

(g) There is no action, suit, Tax authority proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of Sellers or the Company,

threatened against or with respect to the Company, and no claim for assessment or collection of Taxes which previously has been asserted against the Company remains unpaid. There are no matters relating to Taxes under discussion between any Tax authority and Sellers or the Company.

(h) No claim has ever been made by a Tax authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(i) The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code). The Company has never filed or been included in a combined, consolidated or unitary Tax Return. The Company is not a party to or bound by any Tax sharing or allocation agreement. The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of any other person or entity (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

(j) The Company will not be required, as a result of a change in method of accounting for any period ending on or before or including the Closing Date, or requested or otherwise required to be made on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period (or portion thereof) ending after the Closing Date. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law).

(k) The Company has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, shareholder or other person or entity. The Company has timely paid all sales and use Taxes required to have been paid by it.

(l) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order of any Tax authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order or otherwise result in the termination or recapture of any grant, Tax subsidy, Tax rate reduction, Tax credit, or other Tax incentive.

For purposes of this Agreement, “Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign taxes, duties or levies, charged by any governmental authority in respect of income, alternative minimum or add-on tax, estimated, gross or net income, gross or net receipts, sales, use, transfer, gains, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental or windfall profit, unemployment, social security tax, custom, duty or other tax, or charges and fees of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return; and “Tax Return” means any Tax return, report, form, declaration, claim for refund, or information return or statement in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.10. Contracts. Section 3.10 of the Disclosure Schedule sets forth all of the following, whether oral or written (and together with each of the other contracts listed on any of the other sections of the Disclosure Schedule hereto, the “Contracts”):

(a) contracts between the Company and any current or former officer, director, consultant or employee thereof, any partnership, corporation, joint venture or any other entity in which any such person or entity has an interest or any third party agency supplying the services of any consultants, employees (including temporary employees or “leased” employees) or independent contractors to the Company;

(b) notes, mortgages, indentures and other agreements and instruments for money borrowed and guarantees of third-party obligations entered into by or binding on the Company;

(c) joint venture or partnership agreements to which the Company is a party;

(d) real property leases to which the Company is a party;

(e) personal property leases to which the Company is a party involving total future payments of more than $1,000;

(f) contracts to which the Company is a party containing covenants of the Company not to compete;

(g) contracts for the purchase of products for resale, materials, parts, supplies or services and involving total future expenditures by the Company of more than $1,000;

(h) contracts for the sale or lease of products of the Company or the furnishing of services by the Company and involving total consideration of more than $1,000;

(i) warranties relating to the products of the Company or the furnishing of services by the Company;

(j) sales agency, sales representative, broker, distributor, employment agency or similar contracts to which the Company is a party relating to the sale or lease of the products of the Company or the furnishing of services by the Company or involving the products or services of a third party;

(k) contracts involving the Company pursuant to which a party other than Company has a right to renegotiate or require a reduction in price or refund or rebate of payments made to the Company, or provides for any rebates, marketing allowances or cooperative payments, including contracts containing volume discounts or favorable early payment terms;

(l) contracts involving the Company providing for payment by the Company of liquidated damages or penalties, or pursuant to which the Company may incur liabilities, in excess of $1,000 in the event of breach;

(m) letters of credit, performance or payment bonds, or guarantees of performance, or contracts or commitments involving the Company to provide same;

(n) license or franchise agreements involving the Company not listed in Section 3.13(d) of the Disclosure Schedule;

(o) contracts involving the Company with respect to the acquisition or sale of the business, assets or shares of any corporation, partnership or other business entity regardless of whether the transaction has been consummated to which the Company was a party in the past five (5) years or which contain obligations currently binding on the Company;

(p) other contracts involving an estimated total future payment or payments or liability, individually or, with respect to a group of related written contracts with a single third party, taken as a whole, of more than $1,000 to or by the Company that may not be canceled by the Company upon thirty (30) or fewer days notice without any liability;

(q) contracts or other agreements under which the Company agrees to indemnify any party with respect to, or to share, Tax liability of any party;

(r) agreements with any labor union or association representing any employee; and

(s) agreements that are material to the business or operations of the Company.

Each of the Contracts is in full force and effect, and Sellers have delivered to Buyer true, correct and complete copies of all such Contracts, together with all modifications and supplements thereto.

The Company has in all material respects performed all obligations required to be performed by it to date under each such Contract. No approval or consent of any third party is needed in order that the Contracts continue in full force and effect following the consummation of the transaction contemplated by this Agreement, and no such Contract includes any provision the effect of which may be to enlarge or accelerate any obligation of the Company thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

3.11. Real Property. The Company does not now own, nor has it ever owned, any fee or leasehold interest in real property.

3.12. Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registered in the name of the Company and all applications for registrations of Intellectual Property in the name of the Company; which together with all other Intellectual Property owned by the Company, is collectively referred to as the “Owned Intellectual Property”); (ii) all Intellectual Property that the Company has licensed or authorized others to use; and (iii) all Intellectual Property which the Company is licensed or authorized by others to use (collectively, the “Licensed Intellectual Property”). The Company owns and has the sole and exclusive right to use the Owned Intellectual Property, and has the right without restrictions, other than imposed by the applicable licenses, to use the Licensed Intellectual Property used or necessary for the ordinary course of business of the Company as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such right.

(b) The conduct of the business of the Company has not resulted, and the continuing conduct of the business by the Company in the manner heretofore conducted will not result, in the interference with, infringement upon, misappropriation, or violation of any Intellectual Property rights of any third party. The Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) with respect to any Intellectual Property rights of any third party. To the knowledge of Sellers, no third party is interfering with, infringing upon, misappropriating, or violating any Owned Intellectual Property or Licensed Intellectual Property.

(c) No loss or expiration of any Owned Intellectual Property or Licensed Intellectual Property is pending, or to the knowledge of Sellers, threatened, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(d) All current and former employees, consultants, and contractors of the Company have executed and delivered, and to Sellers’s knowledge are in compliance in all material respects with, agreements effectively assigning to the Company all Intellectual Property conceived or developed by such employees, consultants, or contractors in connection with their services for the Company (other than copyrights with respect to books previously authored by Eric Bogatin and published by Prentice-Hall), true and complete copies of which agreements have been provided to Buyer.

(e) As used in this Agreement, “Intellectual Property” means all (i) patent registrations, applications and disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, Internet domain names and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) copyrights; and (iv) trade secrets and other confidential information (including customer information).

3.13. Employees and Compensation. Section 3.13 of the Disclosure Schedule sets forth a list of all employees of the Company and their job titles and describes their current compensation and benefits entitlements.

3.14. Litigation. There is, and during the past five (5) years there was, no claim, action, suit, proceeding (including any arbitration proceedings), order or investigation pending or, to the knowledge of Sellers, threatened against the Company, or threatened or pending by the Company against any person or entity. There is no outstanding judgment, decree, injunction, award or order, against or involving the Company or its properties.

3.15. Brokerage. No broker, finder or investment banker has acted directly or indirectly for the Company or either Seller in connection with this Agreement or the transactions contemplated hereby; and no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of the Company or either Seller.

3.16. Subsidiaries. The Company does not own, directly or indirectly, any outstanding shares of capital stock or other securities of or interests of any nature whatsoever in, nor does it control, any other corporation, partnership, joint venture, or other entity.

3.17. Financial Institution Accounts. Section 3.17 of the Disclosure Schedule sets forth a true and complete list of each bank, deposit, lock-box, or cash collection, management or other account, of the Company, including the title and number of the account, the financial or other institution at which such account is located and the authorized signatories to such account.

3.18. Indebtedness. The Company has no outstanding indebtedness for borrowed money.

3.19. Investment Representations. Each of the Sellers is an “accredited investor” within the meaning of that term as defined in SEC Rule 501(a) under the Securities Act, because he or she is a natural person who (i) has an individual net worth, or with his or her spouse, has a net worth (excluding any positive equity in his or her principal residence) in excess of $1,000,000, and/or had individual income (exclusive of any income attributable to his or her spouse) of more than $200,000, or joint income with his or her spouse of more than $300,000, for the calendar years 2009 and 2010 and reasonably expects income at least the same level for the calendar year 2011. Sellers will acquire any shares of Buyer Common Stock issued to them pursuant to this Agreement for their own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act, any rule or regulation thereunder, or any state securities laws. Sellers have had adequate opportunity to obtain from Buyer sufficient information to permit them to evaluate the merits and risks of an investment in shares of Buyer Common Stock, and have sufficient experience in business, financial, and investment matters to be able to evaluate the risks involved in such investment and to make an informed decision with respect to such investment.

Sellers acknowledge that (i) the shares of Buyer Common Stock to be issued to them pursuant to this Agreement will not have been registered under the Securities Act or any state securities laws, and will be “restricted securities” within the meaning of SEC Rule 144 under the Securities Act, (ii) such shares cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws, or unless exemptions from such registration requirements are available, (iii) Buyer has no obligation to register such shares under the Securities Act or any state securities laws, and (iv) any certificate representing such shares will bear restrictive legends referring to the restrictions on transfer imposed by applicable federal and state securities laws.

Each Seller agrees that if requested by Buyer or any underwriter in connection with any underwritten offering of Buyer’s securities, such Seller will execute and deliver a written “lock-up” agreement in such form as Buyer or its underwriter(s) may reasonably request, agreeing that, without the prior written consent of Buyer or such underwriter, such Seller will not effect any public sale or other public or private disposition of any shares of Buyer’s Common Stock, including any sale pursuant to SEC Rule 144, during the period specified in such lock-up agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1. Organization and Standing. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all necessary limited liability company or corporate power and authority to carry on its business as it is now being conducted and to own, lease or use the properties and assets that it purports to own or use; and (c) is duly qualified as a foreign entity in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its business, assets, liabilities, operations, prospects, financial condition, or financial results.

4.2. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer, and constitutes its legal, valid and binding obligations, enforceable against Buyer in accordance with its terms.

4.3. No Violation of law and Agreements. The execution and delivery by Buyer of this Agreement and its performance of its obligations hereunder does not and will not:

(a) violate or conflict with any provision of Buyer’s certificate of incorporation and bylaws, in each case, as amended and in effect;

(b) (1) violate any provision of law; (2) violate any provision of any order, arbitration award, judgment, or decree to which Buyer is subject; or (3) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to, or from any governmental authority; or

(c) (1) require a consent, approval, or waiver from, or notice to, any party to any contract to which Buyer is a party; or (2) conflict with, result in any breach or creation of a Lien, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any provision of a contract, indenture, mortgage, lease, note, or other agreement to which Buyer is subject or is a party.

4.4. Litigation. There is no claim, action, suit, proceeding (including any arbitration proceedings), order or investigation presently pending or, to the knowledge of Buyer, threatened against Buyer that would prevent it from performing its obligations hereunder. There is no outstanding judgment, decree, injunction, award or order, against or involving Buyer that would prevent it from performing its obligations hereunder.

4.5. Accounting. Buyer hereby warrants and agrees that, for purposes of accounting and federal and state tax purposes, whether it be in a separate return of the Company or in a consolidated or combined filing of the Company with Buyer, all payments made pursuant to Section 2.3 of this Agreement shall be considered and accounted for by Buyer as Purchase Price for the Company and/or Company assets and not as wages or employment compensation to Sellers. Buyer makes no representation or warranty with respect to the actual or correct tax treatment of the Purchase Price nor with respect to any position the Internal Revenue Service or any other taxing authority may take with respect thereto.

4.6 Investment Representation. The following representations and warranties are made by Buyer without prejudice to the representations and warranties of the Sellers in this Agreement nor to the rights or remedies of the Buyer in respect of any breach of such representations and warranties. Buyer is experienced in business and in the engineering industry and is an experienced investor. Accordingly, Buyer warrants and represents that, except for the representations and warranties expressly made by Sellers in this Agreement, Buyer has not relied and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished by or on behalf of Sellers or any of their affiliates, but is relying solely on the representations and warranties of Sellers set forth herein and Buyer’s own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, and other experts with whom it is dealing in connection with the transactions contemplated by this Agreement. Buyer acknowledges having had the opportunity to inspect the business records, tax returns and affairs of the Company and to have performed such investigations, inspections and inquiries as it deems or will have deemed necessary or advisable with respect to it evaluation of the suitability of the Company for purchase, receipt from Sellers of a substantial amount of due diligence material regarding the Company, Buyer’s opportunity to make inquiries and requests from Sellers regarding the Company and the materials provided and Sellers satisfaction of any and all inquiries and requests from Buyer.

ARTICLE 5.

COVENANTS AND AGREEMENTS OF SELLERS

5.1. Conduct of Business. From the date hereof through the Closing Date, unless Buyer otherwise specifically consents in writing, Sellers will cause the Company to carry on its business in the ordinary course consistent with past practice.

5.2. Prohibited Transactions. Except as specifically contemplated herein, from the date hereof through the Closing Date, Sellers will not, without the prior written consent of Buyer cause or permit the Company to do or agree to do any of the following:

(a) incur, assume, or guaranty any indebtedness for borrowed money;

(b) issue or sell any equity securities or any rights to acquire any equity securities;

(c) amend its articles of organization or limited liability company agreement;

(d) sell, transfer, or otherwise dispose of any of its properties or assets, except for (i) the sale of inventory in the ordinary course of business consistent with past practices, (ii) dispositions of obsolete or excess equipment and other property in the ordinary course of business consistent with past practices; or permit any Lien to exist with respect to any of its properties or assets, and (iii) the disbursement of the Company’s cash or cash equivalents to Sellers as provided in Section 2.2 of this Agreement and (iv) the assignment of the Assigned Receivables to Sellers as provided in Section 2.2(d) of this Agreement.

(e) increase the compensation of any employee or enter into any new employment, severance, or other compensation agreement with any employee;

(f) enter into any contracts, purchase orders, or other agreements committing the Company to expend greater than $1,000 in any one or a series of related transactions;

(g) enter into any transactions with Sellers or their affiliates;

(h) declare or pay any dividends or make any other distributions in respect of its membership interests;

(i) enter into any contract, agreement, arrangement, or other understanding to do any act prohibited by any of the foregoing provisions of this Section 5.2;

(j) change any accounting methods or practices of the Company or change any annual accounting period, or

(k) fail to timely pay any Taxes or timely file any Tax Returns, make or change any election in respect of Taxes, amend any Tax Return, adopt or request permission of any Tax Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any application for, negotiate or conclude a Tax ruling or arrangement with a Tax Authority.

5.3. Efforts to Close. From the date hereof through the Closing Date, Sellers will use commercially reasonable efforts to take, or cause to be taken, all actions, and will do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including using commercially reasonable efforts to satisfy Buyer’s conditions to Closing), and will cooperate with Buyer in connection with the foregoing.

5.4. Access. Between the date of this Agreement and the Closing Date, Sellers will cause the Company to, (a) furnish Buyer access to the Company’s management, personnel, plants, properties, contracts, financial statements, books and records, and other documents and data, (b) furnish Buyer with copies of all such contracts, financial statements, books and records and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.5. Covenants regarding Confidentiality, Non-Competition, and Non-Solicitation. As an inducement for Buyer to enter into this Agreement and to consummate the purchase and sale of the Purchased Interests contemplated hereby, Sellers agree, effective from and after the Closing Date, as follows:

(a) Sellers will not disclose or use any confidential or proprietary information of the Company (other than in the ordinary course of discharging employment responsibilities to the Company) and will take commercially reasonable steps to safeguard such information and to protect this information against disclosure, misuse, espionage, loss, or theft.

(b) For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Eric Bogatin will not, directly or indirectly engage or participate in any manner in the business of teaching or educating engineers, including by means of creating, developing, writing, or publishing information for the purpose of teaching or educating engineers (in each case, other than (i) as a faculty member or instructor at or on behalf of a college, university, or similar educational institution that does not engage in, and is not associated or affiliated in any way with, any for-profit business other than education, and (ii) authoring books to be published by Prentice-Hall or personal interest writing outside the scope or performance of his employment (e.g., astronomy or science fiction) (subject to such exceptions, the “Restricted Business”) anywhere in the world (the “Restricted Territory”). Nothing in the foregoing shall prohibit Mr. Bogatin from having outside investment interests so long as such interests do not affect his ability to perform his duties and responsibilities for the Company.

(c) Sellers agree that during the Restricted Period, neither of them will, directly or indirectly, solicit or accept business from any person or entity that is or was a customer or supplier of the Company at any time during the twelve (12) month period preceding the date of such solicitation or acceptance, for the purpose of securing business or contracts related to any portion of the Restricted Business.

(d) Sellers agree that during the Restricted Period, neither of them will, directly or indirectly, employ or engage, or recruit or solicit for employment or engagement, any person who is employed or engaged by the Company or who was employed or engaged by the Company within twelve (12) months prior to such action by Sellers.

(e) If any court of competent jurisdiction at any time finds the Restricted Period too lengthy or the scope of the Restricted Business or Restricted Territory too extensive, the other provisions of this Section 5.6 will nevertheless stand, the Restricted Period will be the longest period permissible by law under the circumstances and the Restricted Business and Restricted Territory will be deemed to cover the largest extent of activities, business, and territory permissible by law under the circumstances. The court in each case is expressly hereby authorized to reduce the Restricted Period, the Restricted Business, and the Restricted Territory to the maximum permissible scope, duration, and size.

(f) Sellers acknowledge that the covenants set forth in this Section 5.6 are reasonable and necessary for the protection of the Company and Buyer, that irreparable injury will result to the Company and Buyer in the event of any breach any of the terms of this Section 5.6, and that in the event of any actual or threatened breach of any of the provisions contained in this Section 5.6, the Company and Buyer will have no adequate remedy at law. Sellers accordingly agree that in the event of any actual or threatened breach of any of the provisions of this Section 5.6, the Company and Buyer will be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security.

5.6. Exclusivity.

(a) From the date hereof until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to Section 11.1 (such earlier date being referred to herein as the “Exclusivity Termination Date”), other than in furtherance of the transactions with Buyer contemplated hereby, Sellers will not directly or indirectly solicit, initiate, encourage, or (to the extent within their control) permit the submission of any proposal, inquiry, or offer, furnish any information, participate in any discussions or negotiations, or enter into any agreement, letter of intent, or other understanding (whether written, oral, binding, non-binding, or otherwise), with respect to a possible merger, sale, or other disposition of all or any material part of the Company’s assets (other than sales or leases of inventory in the ordinary course of business) or equity interests (a “Competing Transaction”), and Sellers will cause the Company not to do any of the foregoing.

(b) Until the Exclusivity Termination Date, if Sellers or the Company receives any inquiry, proposal, or offer relating to a Competing Transaction, or any request for information relating thereto, they he will promptly, but in any event within one business day, notify Buyer in writing of such inquiry, proposal, or offer, including the identity of the person or entity making such inquiry, proposal, offer, or request and the terms and details of the inquiry, proposal, offer, or request, including a copy of any writing (including any “email” or other electronic message) relating thereto.

ARTICLE 6.

COVENANTS AND AGREEMENTS OF BUYER

6.1. Efforts to Close. From the date hereof through the Closing Date, Buyer will use reasonable efforts to take, or cause to be taken, all actions, and will do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby (including using commercially reasonable efforts to satisfy Sellers’ conditions to Closing), and will cooperate with Sellers in connection with the foregoing.

6.2. Rule 144. With a view to making available to Sellers the benefits of SEC Rule 144 to sell or distribute without registration the shares of Buyer Common Stock issued to Sellers, if the Closing occurs Buyer agrees to use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, and to take other actions necessary or appropriate to permit such shares to be sold under Rule 144, including promptly furnishing any requested opinion of counsel to Buyer’s transfer agent and the removal of any restrictive legend from the stock certificates representing such shares upon presentation of customary restricted stock transfer documentation.

ARTICLE 7.

TAX MATTERS COVENANTS

7.1. Tax Matters.

(a) Code Section 338(h)(10) Election. Buyer and Sellers will make a joint election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local income tax law) with respect to the acquisition of the Purchased Interests and the parties will cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely election under Section 338(h)(10) of the Code and any comparable provisions of applicable state or local income tax law, in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 and any comparable provisions of applicable state or local income tax law (the “338(h)(10) Election”), with respect to the Company. The parties acknowledge that, as a result of the 338(h)(10) Election, the taxable year of the Company will terminate for federal, and unless otherwise required by applicable state or local income tax law, any applicable state and local income tax purposes, as of the close of business on the Closing Date.

(b) Assigned Receivables. Sellers agree to treat themselves as the owners of the Assigned Receivables for all tax purposes and to report all income and gain attributable to the ownership and collection of the Assigned

Receivables on Sellers’ tax returns. From and after the Closing, with respect to any payments and amounts that are received by the Company or any of its affiliates in respect of the Assigned Receivables, the parties agree that the Company and its affiliates will be receiving and holding such payments and amounts (subject to any rights of offset pursuant to the terms of this Agreement or any other agreement or instrument contemplated by this Agreement) solely as a non-fiduciary agent of and for the exclusive benefit of Sellers. Subsequent to Closing, Buyer shall turn over to Sellers without charge to Sellers, all payments of the Assigned Receivables coming into Buyer’s or the Company’s possession; provided, however neither Buyer nor the Company shall be required to undertake any collection efforts with regard to any delinquent accounts receivable of Sellers and neither Buyer nor the Company shall not have any liability for failure to collect any Assigned Receivables. The parties shall cooperate in dealing with third parties, customers or clients to minimize the adverse impact on such parties or their continuing relationship with the Company.

(c) Purchase Price Allocation. Buyer and Sellers will jointly prepare a purchase price allocation schedule (the “Allocation Schedule”) allocating the gross purchase price, as determined for federal income Tax purposes, among the assets of the Company in accordance with Section 338 of the Code, the Treasury Regulations promulgated thereunder, and a valuation of such assets to be performed by a reputable investment bank or similar financial adviser to be engaged by Buyer at its sole expense. The Allocation Schedule will represent Buyer’s and Sellers’ final agreement regarding the allocation of the gross purchase price among the assets of the Company. The parties further agree that they will prepare and timely file Form 8883 (or any successor forms, and any forms or schedules similar to Form 8883 that are required to make the 338(h)(10) Election effective under provisions of applicable state or local income Tax law) in a manner reflecting such allocation, and each party will cooperate with the other party in connection with such preparation and filing. The parties will inform each other promptly of any challenge by any Tax authority to the allocation set forth on the Allocation Schedule. The Allocation Schedule will be modified as appropriate in accordance with this Section 7.1(c) to reflect any adjustments to the consideration paid by Buyer that are made following the Closing in accordance with this Agreement, including adjustments pursuant to Section 7.1(k). Sellers, Buyer and their respective affiliates will not take any Tax position that is inconsistent with the Allocation Schedule unless required to do so under applicable law pursuant to a determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local, or foreign Tax law).

(d) Tax Returns. Sellers will prepare or cause to be prepared and file or cause to be filed (i) the Company’s federal income Tax Return for the Company’s tax years that end on or prior to the Closing Date, and (ii) all applicable state and local income Tax Returns for Company tax years that end on or prior to the Closing Date. Sellers will provide Buyer with drafts of such Tax Returns in respect of income Taxes no later than thirty (30) days prior to the due date thereof (taking all valid extensions into account) and will permit Buyer to review and comment on such income Tax Returns. Sellers will address in good faith Buyer’s comments on such income Tax Returns; provided, that Buyer must provide Sellers with its comments no later than fifteen (15) days prior to the due date thereof (taking all valid extensions into account). Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are not filed on or before the Closing Date and for all Straddle Periods. Buyer will provide Sellers with drafts of any such Tax Returns in respect of income Taxes no later than thirty (30) days prior to the due date thereof (taking all valid extensions into account) and will permit Sellers to review and comment on such income Tax Returns. Buyer will address in good faith Sellers’ comments on such income Tax Returns; provided, that Sellers must provide Buyer with their comments no later than fifteen (15) days prior to the due date thereof (taking all valid extensions into account).

(e) Straddle Period. Taxes for any Tax period of the Company that includes but does not end on the Closing Date (a “Straddle Period”) will be allocated for all purposes of this Agreement (i) to Sellers for the portion of the Tax period up to and including the close of business on the Closing Date, and (ii) to Buyer for the portion of the Tax period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Company for a Straddle Period will be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales or revenue, of the Company for a Straddle Period will be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the close of business on the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period will be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) will be allocated between the period ending as of the close of business on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(f) Transfer Taxes. Sellers will pay all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes that may be imposed in connection with the transactions contemplated by this Agreement, whether as a result of the 338(h)(10) Election or otherwise, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”). The parties hereby agree to cooperate with each other to file all necessary Tax Returns or other documentation in connection with the payment and reporting of Transfer Taxes and to deliver copies of such documentation and proof of payment to each other party.

(g) Tax Indemnification. Sellers will jointly and severally indemnify Buyer and the Company from and against: (i) all liability for Taxes of the Company for all full or partial Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”), including Taxes imposed as a result of the 338(h)(10) Election or the transactions contemplated by this Agreement; (ii) all Transfer Taxes; (iii) all liability of the Company for Taxes of any other person or entity for Pre-Closing Tax Periods (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), or (B) as transferee or successor; (iv) all liability of the Company for Taxes of any other person or entity pursuant to agreements or commitments to which the Company is a party or otherwise bound as of the Closing Date; (v) without duplication of Article 10, any and all Losses arising out of, resulting from, or incident to any breach of any representation, warranty, or covenant contained in Sections 3.9, 5.2(k), or this Section 7.1; and (vi) all Losses related to the assessment, collection, or contest of any Tax for which Buyer and its affiliates are entitled to indemnification under this Agreement.

(h) Tax Proceedings. If a Tax claim will be made in respect of the Company for a Pre-Closing Tax Period, Buyer will promptly and in any event no more than thirty (30) days following Buyer’s receipt of such claim, give written notice to Sellers of such claim; provided, however, that the failure of Buyer to give such notices will only relieve Sellers from their indemnification obligations hereunder to the extent that Sellers’ right to participate in any contest of such claim is materially prejudiced by such failure. Buyer will control all proceedings taken in connection with the contest, settlement or other resolution of any Tax claim relating to the Company; provided, that Sellers may, at its expense, participate (including through their own counsel) in any contest of any Tax claim in respect of a Pre-Closing Tax Period.

(i) Cooperation. Buyer, Sellers, and their respective affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of income Tax Returns pursuant to this Section 7.1, any audit, contest or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 7.1. Such cooperation will include the retention and (upon the other party’s request) the provision of information and records that are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 8.

CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the sale of the Purchased Interests pursuant to this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers in their discretion.

8.1. Representations and Covenants. The representations and warranties of Buyer contained herein will be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except for representations and warranties, if any, made as of a specified date, which will be true and correct as of the specified date), and Buyer will have delivered to Sellers a certificate, executed by a duly authorized officer of Buyer, to such effect.

8.2. Compliance with Covenants. Buyer will have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer will have delivered to Sellers a certificate, executed by a duly authorized officer of Buyer, to that effect.

8.3. Litigation. No restraining order or injunction will be in effect to prohibit the consummation of the purchase and sale of the Purchased Interests pursuant to this Agreement and no action, suit, or proceeding will be pending or threatened before any court or administrative body in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

8.4. Absence of Adverse Governmental Action. No action will have been taken, proposed or threatened and no statute, rule, regulation or order will have been proposed, enacted or entered by any governmental authority or by any court with jurisdiction over the transactions contemplated hereby that threatens to prohibit or unduly delay consummation of such transactions on the terms and provisions herein set forth.

ARTICLE 9.

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the purchase of the Purchased Interests pursuant to this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer, in its sole discretion.

9.1. Representations and Covenants. The representations and warranties of Sellers contained herein will be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except for representations and warranties, if any, made as of a specified date, which will be true and correct as of the specified date), and Sellers will have delivered to Buyer a certificate to such effect executed by Sellers.

9.2. Compliance with Covenants. Sellers will have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them on or prior to the Closing Date, and Sellers will have delivered to Buyer a certificate to that effect executed by Sellers.

9.3. Material Adverse Change. There will not have been any material adverse change in the business, assets, liabilities, operations, prospects, financial condition, or financial results of the Company since the date of Most Recent Balance Sheet, and Sellers will have delivered to Buyer a certificate to that effect executed by each of Sellers.

9.4. Litigation. No restraining order or injunction will be in effect to prohibit the consummation of the purchase and sale of the Purchased Interests pursuant to this Agreement and no action, suit, or proceeding will be pending or threatened before any court or administrative body in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the .

9.5. Absence of Adverse Governmental Action. No action will have been taken, proposed or threatened and no statute, rule, regulation or order will have been proposed, enacted or entered by any governmental authority or by any court with jurisdiction over the transactions contemplated by this Agreement that threatens to prohibit or unduly delay consummation of such transactions on the terms and provisions herein set forth.

9.6. Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed under Items 3.3(b), 3.3(c) and 3.10 of the Disclosure Schedule will have been filed, made or obtained.

ARTICLE 10.

INDEMNIFICATION

10.1. Survival. Each provision of this Agreement will survive the Closing indefinitely except as otherwise provided herein. Each representation and warranty contained in Sections 3 and 4 of this Agreement will survive the Closing until 5:00 P.M. (New York time) on the date that is the thirty (30) months after the Closing Date; provided, that (i) the representations and warranties set forth in Section 3.1 (“Organization and Standing”), Section 3.2 (“Authority”), Section 3.4 (“Capitalization”), Section 3.12 (“Intellectual Property”), Section 3.15 (“Brokerage”), Section 3.18 (“Indebtedness”) and Section 3.19 (“Investment Representations”) (collectively, the “Seller Critical Representations”), and in Section 4.1 (“Organization and Standing”), Section 4.2 (“Authority”), Section 4.5 (“Accounting”) and Section 4.6 (“Investment Representations”) (collectively, the “Buyer Critical Representations”) will survive indefinitely; and (ii) the representations, warranties and covenants set forth in Section 3.9 (“Taxes”) will survive for the underlying applicable statute of limitations (including any waiver, mitigation or extension thereof) plus ninety (90) calendar days, and provided, further, that if a claim for indemnification in respect of an alleged breach of any representation or warranty is made before the expiration date for such representation or warranty set forth above, then notwithstanding the preceding, for purposes of such claim such representation or warranty will survive until the final resolution of such claim

10.2. Buyer’s Obligation to Indemnify. Buyer will indemnify and hold harmless Sellers from and against all losses, costs, claims, liabilities, damages, diminutions in value, lawsuits, demands, fines, penalties, obligations, fees and expenses (including court costs and reasonable fees and expenses of attorneys, accountants, and other experts), assessments, and Taxes, including all amounts paid in the investigation, defense or settlement of any of the foregoing, and including costs and expenses incurred in the course of enforcing rights to indemnification hereunder (“Losses”), resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement, or (ii) Buyer’s breach or nonperformance of any covenant or obligation in this Agreement.

Notwithstanding the foregoing or any other provision of this Agreement, Buyer will not be liable hereunder for Losses indemnifiable under Section 10.2(i) above (other than Losses in respect of inaccuracies in or breaches of the Seller Critical Representations, as to which this limitation will not apply) until the aggregate amount of such Losses exceeds $30,000 (the “Threshold Amount”), at which point Buyer will be liable for all Losses indemnifiable under Section 10.2(i) on a “first-dollar” basis, without reference to the Threshold Amount.

10.3. Sellers’ Obligation to Indemnify. Sellers jointly and severally will indemnify and hold harmless Buyer, and if the Closing occurs, also the Company, from and against all Losses resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty of any Seller or Company in this Agreement, (ii) any Seller’s breach or nonperformance of any covenant or obligation in this Agreement, or (iii) if the Closing occurs, Sellers’ failure to pay, perform, and discharge the Assumed Payables when and as due.

Notwithstanding the foregoing or any other provision of this Agreement, the Sellers will not be liable hereunder for Losses indemnifiable under Section 10.3(i) above (other than Losses in respect of inaccuracies in or breaches of the Buyer Critical Representations, as to which this limitation will not apply) until the aggregate amount of such Losses exceeds the Threshold Amount, at which point Sellers will be liable for all Losses indemnifiable under Section 10.3(i) on a “first-dollar” basis, without reference to the Threshold Amount.

10.4. Exclusive Remedies. Except for remedies that cannot be waived as a matter of law, if the Closing occurs, the provisions for indemnification set forth in Section 7.1 and this Article 10 are the exclusive remedies of the parties hereto with respect to claims, other than claims of fraud or willful misconduct and injunctive and provisional relief, related to a breach of representation or warranty made herein.

10.5. Tax and Other Treatment of Indemnity. Any indemnity payment made under this Agreement will be treated as an adjustment to the Purchase Price for the Purchased Interests for all Tax, financial reporting and other purposes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

10.7. Knowledge – No Impact on Indemnification Obligation. The representations and warranties, covenants, agreements, and other terms of this Agreement reflect a bargained-for and agreed-upon allocation of risks (whether known, unknown, unknowable, or otherwise) as between and among the parties hereto; and are not in any way limited, qualified, modified, amended, or waived by reason of any “due diligence” review, audit, or other investigation or inquiry undertaken or performed by or on behalf of any party nor any information or knowledge obtained (or that could have or should have been obtained) therefrom; and all rights and remedies in respect of those representations and warranties, covenants, agreements, and other terms are expressly reserved.

10.8. Determination of Losses. For purposes of determining whether there has been a breach of any representation, warranty, covenant, or agreement hereunder, all qualifications as to materiality in such representation, warranty, covenant, or agreement will be taken into account; but if after taking such qualifications into account, there is a breach of such representation, warranty, covenant, or agreement, then for purposes of calculating the Losses resulting from such breach, such qualifications will be disregarded and will not be taken into effect.

10.9. Set-Off Rights. Buyer has the right to set off against and deduct from any amount otherwise payable by Buyer to any Seller hereunder, the amount of any Losses indemnifiable by Sellers hereunder; provided, that Buyer will give Sellers written notice of any exercise of its set-off rights, and if Sellers in good faith dispute Buyer’s right to indemnification, or the amount of such indemnification, Sellers will give written notice to Buyer and the set-off amount (excepting any portion thereof which the Sellers do not dispute) will be deposited into escrow with a third-party escrow agent, and pursuant to an escrow agreement, reasonably satisfactory to both Buyer and Seller, to be held in escrow pending resolution of such dispute.

ARTICLE 11.

TERMINATION OF AGREEMENT

11.1. Termination. The parties may terminate this Agreement as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Either Buyer or Sellers may terminate this Agreement at any time after 5:00 p.m. (EST) on July 8, 2011 (the “Drop Dead Date”) and prior to the Closing by giving written notice to Sellers (in the case of a termination by Buyer) or to Buyer (in the case of a termination by Sellers) unless the Closing has occurred prior to such time; provided, that the right to terminate this Agreement under this Section 11.1(b) will not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

11.2. Survival. If this Agreement is terminated, this Agreement will become void and of no further force and effect, except that the provisions of this Article 11 and Article 12 hereof will remain in effect, and that no such termination will have any effect on any rights or obligations of any party in respect of any breach of this Agreement occurring prior to such termination.

ARTICLE 12.

MISCELLANEOUS

12.1. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements and understandings (including any letter of intent or similar document) with respect to the purchase of the Purchased Interests and related transactions.

12.2. Waivers and Amendments. This Agreement may be amended only by a written instrument signed by each of the parties hereto. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement will not be or be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, will preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.3. Governing Law; Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement (and unless otherwise specifically stated therein, each other Transaction Document) is governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan in the City and County of New York, New York, over any dispute arising out of or relating to this Agreement or any of the Transaction Documents or any of the transactions contemplated by this Agreement or any of the other Transaction Documents, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.4. No Third Party Beneficiaries. Nothing herein is intended or will be construed to give anyone other than the parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein. Nothing in this Agreement is intended to amend or modify the terms of any employee benefit plan of the Company, or to limit any rights of the Company to terminate or amend the terms of any such plan.

12.5. Counterparts. This Agreement and each Transaction Document may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same agreement. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.

12.6. Interpretation of Agreement. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any language to be drafted.

12.7. Further Assurances. Each party hereto will execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement and the Transaction Documents.

12.8. Expenses. Each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants. For the avoidance of any doubt, if the Closing occurs, Sellers will be liable for all costs and expenses incurred by the Company and/or Sellers in connection with the preparation, execution, and consummation of this Agreement and the other Transaction Documents and the Closing, including fees and disbursements of attorneys, accountants, and other advisors and service providers (including the fees and disbursements of Mark R. Singer, Esq.) none of which will be charged to or paid by the Company.

12.9. Releases. If the Closing occurs, then effective as of the Closing Date, each of Sellers hereby fully and irrevocably releases, remises, and discharges the Company and its respective officers, directors, employees, agents, representatives, and other personnel from any and all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether existing as of the Closing Date or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring on or before the Closing Date. Each of Sellers acknowledges that the laws of many jurisdictions provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each of Sellers acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each of Sellers agrees that, effective as of the Closing Date, he or she will be conclusively deemed to waive any such provision. If the Closing occurs, then effective as of the Closing Date, each Seller hereby further agrees that such Seller will not (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the claims hereby released or attempted or purported to be released, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist, and/or solicit any third party to institute or prosecute any such proceeding, but nothing in the foregoing shall prevent Sellers from testifying in response to a subpoena.

12.10. Time of the Essence. TIME AND EXACT PERFORMANCE ARE OF THE ESSENCE UNDER THIS CONTRACT.

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- Signature Page to Membership Interest Purchase Agreement -

Executed and delivered as an agreement under seal as of the date first above written.

BUYER:	LECROY CORPORATION

	By	/s/ Thomas H. Reslewic
Name: Thomas H. Reslewic
Title: President and CEO

SELLERS:	/s/ Eric Bogatin
Eric Bogatin

/s/ Susan M. Bogatin
Susan M. Bogatin